Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Whitestone REIT on Forms S-8 (Nos. 333-227756 and 333-287484) and the Registration Statements of Whitestone REIT on Forms S-3 and S-3/A (Nos. 333-174608, and 333-287167), of our reports dated March 17, 2025, with respect to the consolidated financial statements of Whitestone REIT and the effectiveness of Whitestone REIT's internal control over financial reporting, appearing in the Annual Report on Form 10-K of Whitestone REIT for the year ended December 31, 2024.

During 2025, we entered into a transaction with WithumSmith+Brown, P.C. (“Withum”) pursuant to which certain of our professional staff and partners joined Withum due to the acquisition of certain of our assets by Withum.  As such, we have not performed any audit procedures with respect to any financial statements appearing in the Annual Report on Form 10-K for the periods after the date of our transaction.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

March 6, 2026